Exhibit 21.1

                             MATRIX SERVICE COMPANY

                                  Subsidiaries


           Matrix Service, Inc., an Oklahoma corporation

           Matrix Service Mid-Continent, Inc., an Oklahoma corporation

           San Luis Tank Piping Construction Co., Inc., a Delaware corporation

           Matrix Coatings, Inc., a California corporation

           Matrix Service, Inc. Canada, an Ontario, Canada corporation

           Midwest Industrial Contractors, Inc., a Delaware corporation

           Brown Steel Contractors, Inc., a Georgia corporation

           Georgia Steel Acquisition Corp., an Oklahoma corporation

           Brown Steel Services, Inc., a Georgia corporation

           Brown Tanks, Inc., a Georgia corporation

           Aqua Tanks, Inc., a Georgia corporation

           San Luis Tank S.A. de C.V., a Mexican corporation

           Matrix Service, Inc., Panama, a Panama Corporation